Exhibit 10.28

AGREEMENT AND

PLAN OF SHARE EXCHANGE

This Agreement and Plan of Share Exchange ("Agreement") is made and entered into this the 7th day of June 2006 (“Effective Date of Agreement”) by and between All American Plazas, Inc., a corporation formed under the laws of the Commonwealth of Pennsylvania ("All American"), and CCI Group, Inc., a corporation formed under the laws of the State of Utah ("Company").

* W I T N E S S E T H *

WHEREAS, the Board of Directors of All American and Company have approved, and the Company has declared advisable and in the best interests of its stockholders, subject to the approval of its shareholders, to effect the Share Exchange with All American pursuant to and in accordance with the terms and conditions herein,

WHEREAS, as additional consideration, All American has agreed to settle certain operating payables and litigation claims of the Company though cash payments or issuance of certain securities as provided herein,

WHEREAS, for federal income tax purposes, its intended that the Share Exchange shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"),

WHEREAS, All American and Company desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange and also to prescribe certain conditions to the Share Exchange.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein, the parties do hereby covenant, warrant and agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings ascribed thereto:

“Able” shall mean Able Energy, Inc., a Delaware corporation.

"Able Common Stock" shall mean the common stock, $.001 par value, of Able.

“Able Exchange Act Reports” shall mean all reports and forms filed by Able with the SEC on its EDGAR filing system as required by Section 12 of the Exchange Act.

“Able Registration Statement” shall mean each registration statement that may be filed hereunder by Able including the prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Able Stock Closing Price” shall mean the closing price of the Able Common Stock as quoted on the NASDAQ Capital Market on the prescribed business day.

“Act” means the Securities Act of 1933, as amended.

“All American Preferred Stock” shall have the meaning set forth in Section 2.04 herein.

“Allocated All American Stock” shall have the meaning set forth in Section 2.01.

"Articles of Share Exchange" shall mean the Articles of Share Exchange executed and filed in accordance with the provisions of the URBCA.

“BPBL” shall mean Beach Properties Barbuda Limited, an Antiguan company and a subsidiary of the Company.

"Company Common Stock" shall mean the Company’s common stock, no par value.

“Company Exchange Act Reports” shall mean all reports and forms filed by the Company with the SEC on its EDGAR filing system as required by Section 15 of the Exchange Act.

“Company Litigation” shall have the meaning set forth in Section 7.01 herein.

“Company Subsidiaries” shall mean Caribbean Clubs International, Inc., a Delaware corporation, and BPBL.

“Common Stock Equivalents” shall mean means any securities of the Company which would entitle the holder thereof to acquire at any time Company Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Converted Able Common Stock” shall have the meaning set forth in Section 2.04 herein.

“Current Payables of the Company” shall mean payables of the Company and its Subsidiaries which are less than thirty one (31) old from the Effective Date of Agreement.

“Distributable All American Stock” shall mean the product of the following calculation: the Allocated All American Stock less the Non-Distributable All American Stock.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchanged Company Stock” shall have the meaning set forth in Section 2.02 herein.

“Effective Date of Agreement” shall have the meaning set forth in the initial paragraph hereof.

“Effective Time” shall have the meaning set forth in Section 2.03 herein.

"Exchange Ratio" shall mean the a fraction calculated as of the Closing Date, the numerator of which is the number of shares of Company Common Stock (including Common Stock Equivalents converted or to be converted to Company Common Stock at or prior to the Closing Date upon terms and conditions determined by the Company and such holders) held by such person, and the denominator of which is the total issued and outstanding shares of Company Common Stock fully diluted by giving effect to all Common Stock Equivalents outstanding as of the Closing Date, other than the Laurus Warrants and the conversion rights provided in the First Income and Excelsior Agreements.

“Laurus” shall mean Laurus Master Fund, Ltd., a company incorporated under the laws of the Cayman Islands.

“Laurus Note” shall mean the promissory note of BPBL effective December 23, 2005 in favor of Laurus in the principal amount of $6,127,616.

“Laurus Warrants” shall mean the Common Stock Purchase Warrant of the Company issued to Laurus dated July 29, 2004 exercisable for 807,692 shares of Company Common Stock.

“Management Agreement” shall mean the management agreement by and between All American or an affiliated entity and the Company more particularly described in Section 10.01 herein.

“Non-Distributable All American Stock” shall have the meaning set forth in Section 7.07 herein.

“Operating Loan” shall have the meaning set in Section 7.03.

“Outstanding Company Obligations” shall have the meaning set forth in Section 7.01.

“SEC” means the Securities and Exchange Commission.

“Settlement Agreement” shall have the meaning set forth in Section 7.03.

“Share Exchange” shall have the meaning set forth in Section 2.02.

“URBCA” shall mean the Utah Revised Business Corporations Act.

ARTICLE II

THE SHARE EXCHANGE

2.01. General Provisions. All American and the Company have agreed hereby to effect an exchange of their respective shares of capital stock as set forth in this Agreement. As a condition precedent to the Share Exchange, the Company will be required to satisfy all Outstanding Company Obligations as of the Closing Date, except as otherwise provided herein. The total amount of All American Preferred Stock available for the Share Exchange and the satisfaction of the Outstanding Obligations of the Company are Four Hundred and Fifty Thousand (450,000) shares, subject to the adjustment provisions of Section 3.03, Section 7.03, Section 7.08, and Section 11.02(b) (“Allocated All American Stock”). The satisfaction of the Outstanding Obligations of the Company  will be made in accordance with Section 7.03 herein.

2.02. The Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the URBCA, at the Effective Time, each shareholder of the Company automatically shall assign, transfer, and convey to All American seventy percent (70%) of the Company Common Stock then held by such shareholder (“Exchanged Company Stock”), and in exchange each such shareholder of the Company shall receive shares of All American Preferred Stock as provided in Section 3.01 herein (“Share Exchange”). Following the Effective Time,  the corporate existence of the Company shall continue as provided herein.

2.03. Effective Time of Share Exchange. The parties acknowledge that it is in their mutual interests to effect the Share Exchange as soon as practicable after the date hereof. Accordingly, the parties shall use all reasonable efforts to bring to satisfaction all of the conditions set forth in Articles VII, VIII and IX, and otherwise effect the Share Exchange as soon as possible. Subject to the terms and conditions hereof, as soon as practicable after all of the conditions set forth in Articles VII, VIII and IX are satisfied or otherwise waived as provided therein, the parties hereto will (i) file the Articles of Share Exchange with the Secretary of State of Utah. The Share Exchange will be effective at such time as the Articles of Share Exchange is duly filed with the Secretary of State of Utah or such other time as the Company and All American may agree in writing and as filed in the Articles of Share Exchange ("Effective Time"). The Effective Time may occur on the Closing Date (as defined herein) or will immediately follow the Closing Date.

2.04. All American Preferred Stock. The All American Preferred Stock (“All American Preferred Stock”) is or shall be a special class of preferred stock of All American which automatically converts at Closing on a share for share basis into Able Common Stock (“Converted Able Common Stock”). Except for the conversion rights described in the immediately preceding sentence, the All American Preferred Stock has no voting, dividend, participation, preferential, or other rights attendant thereto. The parties hereby agree that at Closing, All American will issue to the Company or the Company’s shareholders certificates representing the All American Preferred Stock in such share amounts as determined under the provisions of this Agreement, and in lieu thereof, will issue to the Company or the Company’s stockholders stock certificates for a like amount of Converted Able Common Stock.

2.05. Certificate of Incorporation and By-Laws of the Company. Other than as stated in the Articles of Share Exchange, the Articles of Incorporation of Company, as amended, and the By-Laws of the Company as in effect immediately prior to the Effective Time shall continue to be in force and effect after the Effective Time.

2.06. Officers and Directors of Company. At the Closing: (i) Mark Casolo shall resign as an officer and director of the Company and the Company Subsidiaries, and (ii) Gregory Frost and Stephen Chalk shall be appointed to the Board of Directors of Company.

2.07. Effects of Share Exchange. The Share Exchange shall have the effects set forth in URBCA. The Company will offer dissenters rights to its stockholders as required under URBCA.

ARTICLE III

CONVERSION OF SHARES

3.01. Effect of Share Exchange on Capital Stock. Subject to the other terms and conditions herein, at the Effective Time, by virtue of the Share Exchange, and without any action on the part of any holder of any capital stock of the Company, each common shareholder of the Company automatically assigns, transfers, and conveys to All American his/her/its respective part of the Exchanged Company Stock, and, subject to certain conditions provided herein, in exchange will receive the number of shares of All American Preferred Stock equal to the following formula:

y multiplied by z

where;

y = Distributable All American Stock, and

z = the Exchange Ratio to the common shareholder of the Company.

At the Effective Time, (i) title to the Exchanged Company Stock will transfer to All American, All American will be the rightful and beneficial owner of the Exchanged Company Stock, and All American will be deemed a common shareholder of the Company in the amount of such Exchanged Company Stock, and (ii) each shareholder of the Company shall no longer be the owner of his/her/its respective share of the Exchanged Company Stock, and shall be deemed to be the beneficial owner of his/her/its respective share of the Distributable All American Stock as calculated above. The number of shares of All American Preferred Stock comprising the Distributable All American Stock will determined by the Company at or near the Closing Date after determining the amount of Non-Distributable All American Stock as provided in Article VII herein. If for any reason, a holder of capital stock of the Company sells, transfers or otherwise disposes (or attempts to do same) of his ratable share of the Exchanged Company Stock, such transfer shall be in violation of the Share Exchange, and such holder shall forfeit his right to receive his ratable share of the Distributable All American Stock.

3.02. Exchange Procedure. Effective as of the Closing Date: (i) the transfer agent of the Company, without further action on the part of any Company shareholder, for each common shareholder of the Company as of the Closing Date shall cancel on the stock records of the Company (for purposes of re-issuing to All American) the Exchanged Company Stock held by such shareholder immediately preceding the Closing Date, (ii) All American shall deliver to the Company stock certificates representing the Non-Distributable All American Stock and the Distributable All American Stock, and (iii) the Company shall deliver to All American one or more stock certificates of the Company in the name of All American representing the Exchanged Company Stock. The Company agrees to hold the Distributable All American Stock in trust for its shareholders until such time as the All American Registration Statement is declared effective by the SEC. Upon effectiveness of the All American Registration Statement, the Company will issue to the Company shareholders the Distributable All American Stock in accordance with the provisions of this Article III. All American agrees to cooperate and will cause its transfer agent to cooperate with the Company in respect of the issuance of the Distributable All American Stock to the Company shareholders.

3.03. Fractional Shares. Any fractional shares of All American Preferred Stock determined to be issuable to a Company shareholder as provided in Section 3.01 herein shall be rounded up to a whole share. All American has agreed  to provide such additional shares of All American Preferred Stock at no cost to the Company as additional consideration for entering into this Agreement.

3.04. Cancellation of Exchanged Company Stock. As of and after the Effective Time, the stock transfer books of the Company shall reflect the cancellation of the Exchanged Company Stock for each Company shareholder. If after the Effective Time any certificates evidencing shares of Exchanged Company Stock are presented to the Company’s transfer agent for registration of transfer, they shall be canceled and extinguished.

3.05. Additional Undertakings. Concurrent with the execution hereof and from time to time thereafter, the parties hereto shall execute such additional instruments and take such additional action as such other party(ies) make reasonably request in order to effectuate the purpose and intent of this Agreement.

ARTICLE IV

THE CLOSING

4.01. Closing. Subject to the fulfillment of the conditions precedent described Article VIII and the closing deliverables in Article IX below, the closing of the Share Exchange ("Closing") will occur no later than July 1, 2006 or such later date as agreed to by the parties ("Closing Date"), at a mutually agreeable location. Immediately following the Closing, the parties will file the Articles of Share Exchange with the Secretary of State of Utah.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the Company’s Exchange Act Reports or under the corresponding section of the disclosure schedules delivered to All American concurrently herewith (the “Disclosure Schedules”) which Disclosure Schedules shall be deemed a part hereof, as of the date hereof and as of the Closing Date, the Company does hereby represent and warrant to All American as follows:

Section 5.01. Organization and Good Standing. The Company is a corporation duly organized, validly existing and is in good standing under the laws of the State of Utah and in other jurisdictions where it conducts business. Its subsidiaries are corporations duly organized, validly existing and is in good standing under the laws of the jurisdiction of their incorporation and in other jurisdictions where each conducts business. The Company has full corporate power and authority to execute and deliver this Agreement.

Section 5.02. Authorized Shares. The authorized capital stock of the Company consists of 50,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

Section 5.03. Issued Shares. As of the Effective Date of the Agreement, the issued and outstanding shares of capital stock of the Company are 9,854,407 shares of common stock, no par value, 17,800 shares of the Class A Preferred Stock and 267,070 shares of the Class B Preferred Stock. In addition, (a) except as set forth on Schedule 5.03, there are no warrants, rights, options, conversion privileges, stock purchase plans or other agreements or undertakings which obligates Company now or upon the occurrence of some future event to issue additional shares of capital stock, (b) there are no restrictions on the transfer of shares of capital stock of Company other than those imposed by relevant state and federal securities laws, and (c) no holder of any security of Company is entitled to any preemptive or similar statutory or contractual rights, either arising pursuant to an agreement or instrument to which Company is a party or which are otherwise binding on Company.

Section 5.04. Authority; No Violation; and Approvals.

(a) The Board of Directors of Company has approved the Share Exchange. The Company has all requisite authority, approval and power to enter into this Agreement and to consummate the Share Exchange contemplated hereby, subject to the approval of its shareholders. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject to the approval of its shareholders. Except as may be limited by applicable bankruptcy, insolvency, reorganization or fraudulent conveyance or similar laws, upon execution and delivery of this Agreement, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

(b). Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions set forth herein or contemplated hereby will conflict with or result in any violation of or constitute a breach of or a default under the Certificate of Incorporation, Charter or By Laws of the Company or under any contract, instrument, agreement, understanding, mortgage, indenture, lease, insurance policy, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to or to which the Company is a party or by which it is bound, nor will it give rise to any right of acceleration in the time for performance or any obligation of the Company under any contact or instrument, nor will it result in the creation of any lien, charge, encumbrance of any asset of the Company. The Company possess all necessary licenses, franchises, permits and governmental authorizations to conduct its business as it is presently being conducted.

(c). Except for the approval by the Company shareholders, the filing of the Articles of Share Exchange with the Secretary of State of Utah, and the effectiveness of the All American Registration Statement no declaration, filing, or registration with, or notice to or authorization, consent or approval of, any governmental authority is necessary for the execution and delivery of this Agreement by the Company or the consummation of the Share Exchange contemplated hereby.

Section 5.05. Financial Statements. The consolidated financial statements of Company which consists of an audited balance sheet as of December 31, 2005 and related statements of income for the periods then ended (the "Audited Statements") are included in the Company’s Form 10-KSB for the period ended December 31, 2005, and unaudited balance sheet as of March 31, 2006 and related statements of income for the periods then ended are included in the Company’s Form 10-QSB for the period ended March 31, 2006 (collectively with the Audited Statements, the “Financial Statements”), copies of which has been provided to All American.

The Financial Statements are correct and fairly present the financial condition of Company for the periods involved, and such statements were prepared in accordance with generally accepted accounting standards consistently applied.

Section 5.06. Undisclosed Liabilities and Obligations. The Financial Statements reflect all material liabilities of Company, accrued, contingent or otherwise (known or unknown and asserted or unasserted) arising out of transactions effected or events occurring on or prior to the date hereof and as of the Closing Date. All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Financial Statements, Company is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership or other entity, and there is no basis for the assertion of any other claim or liability of any nature or in any amount which, singularly or in the aggregate, are material.

Section 5.07. Absence of Certain Changes. Since the period covered by the Financial Statements to the present, except as otherwise stated herein, there have not been;

(a). any change in the condition (financial or otherwise), assets, liabilities, capitalization, business or business prospects of Company which, individually or in the aggregate, have been materially adverse,

(b). any indebtedness for borrowed money, issuance or sale of debt securities or discharge of any liabilities or obligations,

(c). any mortgage, pledge or lien, lease, security interest or other charge or encumbrance on any asset of Company,

(d). any payment of any amount of indebtedness prior to the due date, any material debts or claims forgiven or canceled, or any material rights or claims released or waived,

(e). any contract for or payment of any capital expenditure in excess of $50,000,

(f). any write up or write down of the carrying cost of any asset,

(g). any change in the costing system or depreciation methods of accounting for any assets,

(h). any loss or termination of any employee, customer, or supplier which materially and adversely affects the business, operations, assets, liabilities or condition, financial or otherwise, of Company,

(i). any declaration or payment of any dividend or other distribution with respect to Company's capital stock,

(j). any direct or indirect redemption, purchase or other acquisition of stock of Company,

(k). any increases paid or agreed to be paid in the compensation, termination, severance, retirement benefits or other commitments to officers, directors, employees, consultants or agents,

(l). any damage or destruction (whether or not covered by insurance) adversely affecting, in any material respects, any properties, business or business prospects of Company,

(m). any acquisition or disposition of assets or properties in any transaction with any officer, director, shareholder or monthly salaried employee of Company or any relative by blood or marriage or any affiliate or associate of any of them, or any other acquisition or disposition of any assets or properties of material value,

(n). any other commitment or transaction or any other event that is material to this Agreement or to any other agreements and documents executed herewith or the transactions contemplated hereby or thereby, or that has affected, or may affect adversely the business, operations, assets, liabilities or financial or other condition of Company,

(o) any change in the Company’s authorized or issued capital stock (except as provided herein), other than as stated in the Management Agreement,

(p) any grant of any stock option or right to purchase shares of capital stock of Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, other than as stated in the Management Agreement,

(q) any change to the articles or certificates of incorporation or organization, or the by-laws, of the Company or its Subsidiaries, or

(r) any notice received from a governmental agency or quasi-governmental agency regarding the conduct of the Company’s business.

Section 5.08. Title; Assets. Except as set forth in the Company’s Exchange Act Reports, the assets reflected on the Financial Statements (including the real property) are owned free and clear of all liens, claims, charges and encumbrances of any kind or nature; all assets characterized as inventory are stated at no more than the lower of cost or market value and are, in all material respects, usable and salable in the ordinary course of business.

Section 5.09. Commitments. Except as set forth in the Company’s Exchange Act Reports, the Company has not entered into nor are its assets or business bound by, whether or not in writing, any (i) partnership or joint venture agreement, (ii) deed of trust, mortgage or other security agreement, (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond, (iv) employment, consulting, compensation, termination, or severance agreement or arrangement, including the election or retention of any officer or director, (v) labor or collective bargaining agreement, (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent to another, (vii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys, (viii) lease of real or personal property, whether as a lessor, lessee, sub-lessor or sub-lessee, (ix) agreement relating to any material matter or transaction in which an interest is held by a person or entity which is an affiliate of Company, (x) agreement for the acquisition of services, supplies, equipment or other personal property entered into other than in the ordinary course of business and not involving more than $50,000 in the aggregate, (xi) powers of attorney, (xii) contracts containing non-competition agreements or covenants, (xiii) any other contract or agreement that either involves the unperformed commitment in excess of $50,000 or that terminates more than one year from the date hereof, or (xiv) any other agreement of commitment that is material to the business or financial condition of Company (all of the foregoing are hereinafter collectively referred to as, the "Commitments").

The Commitments are in full force and effect and are valid and enforceable obligation of Company in accordance with their respective terms, and no defenses, set-offs or counterclaims have been asserted or may be made by any party thereto, nor has Company waived any rights thereto. Company is not a party to, nor are its assets subject to or otherwise affected by, any other agreement to instrument, or charter or other restriction, or any judgment, order, writ, injunction, decree, rule or regulation, that adversely affects Company or its assets or business in a material manner.

Section 5.10. Material Contracts. Any and all material contacts, agreements, leases, arrangements or understandings, written or oral, which Company is a party, or by which any of its assets or properties are legally bound are identified in the Company’s Exchange Act Reports.

Section 5.11. Absence of Litigation. Except as set forth in the Company’s Exchange Act Reports, there are no material judicial or administrative actions, suits, investigations or proceedings pending or threatened, that might result in a material adverse change in the assets, business, operations or condition (financial or otherwise) of Company or that question the validity of this Agreement. Company is not subject to a continuing court or administrative writ, injunction or decree applicable specifically to Company or to its assets, business, operations, or employees. In addition, Company knows of no fact which would provide the basis for any such action, proceeding or investigation which would, individually or in the aggregate, adversely affect the assets, business, operations or condition (financial or otherwise) of Company.

Section 5.12. Taxes. Company has filed all federal, state, local and foreign tax returns which are due or has obtained appropriate extensions with respect thereto and all such returns are true and correct in all material respects as filed. All taxes and governmental charges of any kind or character levied or assessed against the property, asset, income, receipts, payrolls, employee benefits, transactions, capital, net worth or franchises of Company have been paid, other than taxes or charges the payment of which is not yet due, or if due, is not yet delinquent and which amounts (with description) are set forth on Schedule 5.12. Company has not received any notice of deficiency for assessment of additional taxes and Company is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes with respect to its business or assets. No deficiency assessment or proposed adjustment of Company's federal, state, or local or foreign taxes is pending, except for taxes incurred by it in the ordinary course of business allocable to the most recent taxable quarter. Company has no knowledge of any proposed liability for any tax to be imposed upon the properties, assets, or business of Company for which there is no adequate reserve reflected in the Financial Statements referenced in Section 5.05.

Section 5.13. Employment Agreements. There are no collective bargaining agreements and other labor agreements to which Company is a party or by which it is legally bound.  All employment, profit sharing, deferred compensation, severance, termination, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or incentive plans, labor contract agreements, labor arrangements or labor practices to which Company is a party or is legally bound are set forth in the Company’s Exchange Act Reports.

Section 5.14. Employees and Consultants. All employees, consultants, agents or other compensated persons of Company as of the date of hereof (and updated at Closing if different) who are compensated at annual rates of $100,000 or more, together with their positions, annual salaries, and other compensation, including accruals for vacation through such date(s) are set forth in the Company’s Exchange Act Reports. The Company has not granted or become obligated to grant any increases in the wages or salary of, or paid or become obligated to pay any bonus or made or become obligated to make any similar payment or grant any benefit to or on behalf of, any officer, employee, consultant or agent. The Company has no direct or indirect, express or implied, obligation to pay severance or termination pay to any officer, employee or other party or to pay any amounts to any consultant, agent or similar person or entity. Company has no knowledge that any current employee would not continue with his/her employment relationship with Company notwithstanding the change of control contemplated by this Agreement.

Section 5.15. Non Arms-Length Transactions. Except as set forth in the Company’s Exchange Act Reports, no officer, director, employee, or consultant of Company or any relative by blood or marriage, affiliates, or associates of any of the foregoing, are not currently a party to any material transaction with Company other than for services as an employee, officer or director.

Section 5.16.  SEC Reports.  The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the Schedules thereto, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension, except for the Company’s Form 10-KSB for the period ended December 31, 2005 and the Company’s Form 10-QSB for the period ended March 31, 2006, both of which have been filed with the SEC.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 5.17. Environmental Matters. Neither the Company not its Subsidiaries are in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.  No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Borrower or, to the Borrower’s knowledge, by any other person or entity on any property owned, leased or used by the Borrower.  For the purposes of the preceding sentence, “Hazardous Materials” shall mean materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials; or any petroleum products or nuclear materials.

Section 5.18. Condition of Properties. The Company’s resort located in Barbuda, West Indies, together with all facilities, machinery, equipment, and fixtures located thereon are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, subject to normal wear and tear.

Section 5.19. Insurance.  The Company and its Subsidiaries have general commercial, product liability, fire and casualty insurance policies with coverage which the Company believes are customary for companies similarly situated to the Borrower in the same or similar business. All such policies to which Company are valid, outstanding, and enforceable; taken together, are sufficient for compliance with all legal requirements and contracts to which Company is a party or by which it is bound; will continue in full force and effect following the consummation of the transaction contemplated by this Agreement; and do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company. The Company has not received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; and Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which Company is a party or that provides coverage to Company or directors thereof.

Section 5.20. Borrowings. All existing instruments, agreements or arrangements pursuant to which Company and/or its subsidiaries has borrowed any money, incurred any other indebtedness, established a line of credit or guaranteed the indebtedness or obligation of another person, corporation or other entity are set forth in the Company’s Exchange Act Reports,.

Section 5.21. No Other Negotiations. Except for the transaction contemplated by this Agreement there is no existing commitment to sell all or a significant part of the assets or the stock of Company; there is no outstanding offer to sell all or a substantial part of the assets or stock of Company; and there are no pending negotiations for the sale of all or a substantial part of the assets or stock of Company, which would adversely effect this Agreement in a material way.

Section 5.22. Exchanged Company Stock. The Exchanged Company Stock when issued will be free and clear of all liens, claims, pledges, and other encumbrances of any nature and when issued will be duly authorized and validly issued shares of capital stock of the Company.

Section 5.23. Accuracy of Information Furnished.

(a). Neither this Agreement, nor any financial statement, schedule (including without limitation its Schedules to this Agreement), certificate, or other statement or document delivered by Company to All American in connection herewith contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

(b). Except to the extent described in the Schedules, Company has performed all of the obligations required to be performed by it to date and is not in default in any material respect under any of the agreements, contracts, instruments or documents described in the Schedules (except for those defaults, if any, which are cured at Closing) which, nor, to the best knowledge of Company, is any other party to such agreements, contracts, instruments or documents in default thereunder in any material respect.

Section 5.24. Legal Representation. The Company has been represented by legal counsel in connection with this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ALL AMERICAN

As of the date hereof and as of the Closing Date, All American hereby represents and warrants to Company as follows:

Section 6.01. Organization and Good Standing. All American is a corporation duly organized, validly existing and is in good standing under the laws of the Commonwealth of Pennsylvania and in other jurisdictions where it conducts business. Its subsidiaries are corporations duly organized, validly existing and is in good standing under the laws of the jurisdiction of their incorporation and in other jurisdictions where each conducts business. All American has full corporate power and authority to execute and deliver this Agreement.

Section 6.02. Authority; No Violation; and Approvals. (a) The Board of Directors of All American has approved the Share Exchange. All American has all requisite authority, approval, and power to enter into this Agreement and to consummate the Share Exchange contemplated hereby. The execution and delivery of this Agreement and the consummation by All American of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of All American. Except as may be limited by applicable bankruptcy, insolvency, reorganization or fraudulent conveyance or similar laws, upon execution and delivery of this Agreement, this Agreement constitutes a valid and binding obligation of All American, enforceable in accordance with its terms.

(b). Neither the execution and delivery of this Agreement by All American, nor the consummation of the transactions set forth herein or contemplated hereby will conflict with or result in any violation of or constitute a breach of or a default under the Certificate of Incorporation, Charter or By Laws of All American or under any contract, instrument, agreement, understanding, mortgage, indenture, lease, insurance policy, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to or to which All American is a party or by which it is bound, nor will it give rise to any right of acceleration in the time for performance or any obligation of All American under any contact or instrument, nor will it result in the creation of any lien, charge, encumbrance of any asset of All American. All American possess all necessary licenses, franchises, permits and governmental authorizations to conduct its business as it is presently being conducted.

(c). No declaration, filing, or registration with, or notice to or authorization, consent or approval of, any governmental authority is necessary for the execution and delivery of this Agreement by All American or the consummation of the Share Exchange contemplated hereby.

Section 6.03. Allocated All American Stock. The Allocated All American Stock when issued will be free and clear of all liens, claims, pledges, and other encumbrances of any nature and when issued will be duly authorized and validly issued shares of capital stock of All American.

Section 6.04. Able Common Stock.  The Converted Able Common Stock when issued will be free and clear of all liens, claims, pledges, and other encumbrances of any nature. The Converted Able Stock is not subject to any contact, agreement, arrangement or understanding, written or otherwise, which would adversely affect or otherwise prohibit or limit the acquisition of the Converted Able Stock  as provided herein by the Company or its shareholders.

Section 6.04. Investment Intent. The shares of Common Company Stock to be received by All American as provided herein shall be acquired by All American for investment purposes and not with a view towards resale or distribution.

Section 6.05. Legal Representation. All American has been represented by legal counsel in connection with this Agreement.

Section 6.06. Able Matters.

(i) the consolidated financial statements of Able which consists of an audited balance sheet as of June 30, 2005 and related statements of income for the periods then ended, and an unaudited balance sheet for the period ended March 31, 2006 and related statements of income for the periods then ended  (the "Financial Statements") are included in Able’s Form 10-K for the period ended June 30, 2005 and Able’s Form 10-Q for the period ended March 31, 2006, copies of which have been provided to the Company, are true and correct in all material respects;

(ii) the Financial Statements reflect all material liabilities of Able, accrued, contingent or otherwise (known or unknown and asserted or unasserted) arising out of transactions effected or events occurring as of such reports. All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Financial Statements, Able is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership or other entity, and there is no basis for the assertion of any other claim or liability of any nature or in any amount which, singularly or in the aggregate, are material; and

(iii) Able has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Able was required by law to file such material) (the foregoing materials, including the schedules thereto, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension, except for the Report of Form 8-K for the event dated April 5, 2005 which has been filed.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Able included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Able and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

The representations and warranties contained in this Section 6.06 are made to the best of All American’s knowledge.

ARTICLE VII

OUTSTANDING COMPANY OBLIGATIONS

AND SATISFACTION PROCEDURES

Section 7.01. Outstanding Company Obligations. At or prior to Closing Date, all Outstanding Company Obligations must be satisfied and discharged pursuant to the procedures of Sections 7.03, 7.04, or 7.05 herein. Outstanding Company Obligations shall mean, without duplication, the following: (i) all legal and accounting costs incurred by the Company up to and including the Closing Date relating to the preparation of the Share Exchange documents, and the fulfillment of the Company’s reporting obligations with the SEC as provided in Section 8.01(iv), (ii) outstanding trade payables of the Company and its Subsidiaries (other than as stated in (i) above) with payment due dates greater than thirty (30) days from the Effective Date of Agreement, (iii) all outstanding litigation against the Company and its Subsidiaries existing as of, or arising from events occurring on or before, the Effective Date of Agreement (“Company Litigation”), and (iv) any cash payments to Company’s shareholders that dissent under URBCA. The Company shall identify the Outstanding Company Obligations on Schedule 7.01.

Section 7.02. Accepted Amounts. For purposes of effecting the Share Exchange, All American has agreed to accept certain payables as well as certain ongoing financial commitments and obligations of the Company and its Subsidiaries as provided in this Section 7.02.  The following payables, commitments, and obligations of the Company and its Subsidiaries shall be deemed not to be Outstanding Company Obligations;

(i) trade payables of the Company and its Subsidiaries with payment due dates less than thirty-one (31) days from the Effective Date of Agreement, which are generally identified on Schedule 7.02,

(ii) ongoing payments of salaries, benefits, and related tax liabilities for all employees of Beach Properties Barbuda Limited (“BPBL”) from and after the Effective Date of Agreement, subject to any termination rights of BPBL, which are generally identified on Schedule 7.02,

(iii) ongoing consulting service agreements with third parties from and after the Effective Date of Agreement, which are identified on Schedule 7.02,

(iv) all payments and obligations required under the Laurus Note and related agreements, from and after the Effective Date of Agreement, and

(v) all other ongoing costs and expenses of the Company and its Subsidiaries incurred after the Effective Date of Agreement.

Section 7.03. Operating Loan and Settlement of Outstanding Company Obligations.

At or prior to the Effective Date of Agreement, All American has agreed to provide, or shall cause a third party to provide, an operating loan to the Company (“Operating Loan”). The proceeds from Operating Loan shall be used to satisfy and discharge certain but not all of the Outstanding Company Obligations which generally related to the operations of BPBL. In such event the number of shares of Allocated All American Stock will be reduced by an amount (of shares) equal to the product of: the total dollar amount of the Outstanding Company Obligations settled pursuant to the preceding sentence divided by the Able Stock Closing Price on the Effective Date of Agreement.  The date and terms of payment of any such Outstanding Company Obligation will be made at the discretion of All American. In all such cases, All American shall act in reasonable and good faith manner and in the best interest of the Company under the given circumstances in satisfying and discharging any such Outstanding Company Obligation.

Section 7.04. Settlement Agreements. The Company may satisfy and discharge any Outstanding Company Obligation, which includes any Company Litigation,  not otherwise satisfied and discharged under Section 7.03, pursuant to the terms of a settlement agreement with any third party in which the third party waives all claims and demands against the Company and its Subsidiaries, and the Outstanding Company Obligation is satisfied and discharged upon payment to such third party shares of All American Preferred Stock (“Settlement Agreement”). The terms of such Settlement Agreement shall be dispositive and controlling for purposes of determining the amount of such Outstanding Company Obligation and the number of shares of All American Preferred Stock issuable to such third party. The closing of any Settlement Agreement may be made after the Closing Date. For purposes of this Agreement, the execution of a Settlement Agreement with a third party shall constitute the satisfaction and settlement of such Outstanding Company Obligation as between the parties to this Agreement.

Section 7.05. Company Litigation. To the extent that any Company Litigation is not settled pursuant to a Settlement Agreement prior to the Closing Date as provided in Section 7.04, the Company will set aside 50,000 shares of All American Preferred Stock from the Allocated All American Stock (“Litigation Stock”). The Company will hold the Litigation Stock and will use the stock or the proceeds thereof after Closing to settle any claims resulting from the Company Litigation not otherwise settled prior to Closing.  In the event the Litigation Stock or the proceeds therefrom are not sufficient to resolve any Company Litigation and All American is required to advance funds to dispose of such litigation, the number of shares of Allocated All American Stock shall be reduced by the following: the amount of such advance divided by the Able Stock Closing Price as of the date such advance is made by All American.

Section 7.06. First Income and First Excelsior Notes. The Company has issued to each of First Income Investors, LLC and First Excelsior Income Notes, LLC a promissory note in the amount of $550,000 and $500,000, respectively (collectively, the “First Income and First Excelsior Notes”). At or prior to Closing, the Company shall have reached an agreement with each holder of the First Income and First Excelsior Notes (“First Income and First Excelsior Agreements”) whereby each such holder has agreed in writing that the First Income and First Excelsior Notes will be satisfied and discharged in full as follows:

(i). $200,000 of the principal amount of the First Income and Excelsior Notes shall be converted to All American Preferred Stock in an amount resulting from the following formula; $200,000 divided by the Able Stock Closing Price as provided in Section 7.07(iii) (which if the actual amount results in a fraction, the fractional amount shall be rounded up to a whole share), and

(ii). $850,000 of the principal amount of the First Income and Excelsior Notes shall be converted to a three year convertible note of the Company bearing interest at 10%, with the principal amount convertible at the option of the Company to Company Common Stock at any time during the period immediately following the first anniversary of the new convertible note continuing for eighteen months thereafter, at a conversion price equal to the average closing price of the Company Common Stock as traded on its primary securities market for the ten (10) business day period immediately preceding the conversion date, and,

(iii). waive any past due interest on the First Income and Excelsior Notes prior to the Closing Date.

Section 7.07. Non-Distributable All American Stock. Non-Distributable All American Stock shall equal the sum of the following amounts;

(i). the number of shares of All American Preferred Stock set forth, or derived from any calculation stated, in each Settlement Agreement described in Section 7.04,

(ii). the $200,000 amount identified in Section 7.05 above divided by the Able Stock Closing Price on the business day immediately preceding Closing Date, and

(iii). the Litigation Stock, provided that, if, after Closing, and after fully and finally settling all of the Company Litigation, shares of the Litigation Stock remain, the Company may make a pro-rata distribution of such remaining shares of Litigation Stock or proceeds thereof to its shareholders of record as of the Closing Date.

7.08. Adjustments to Allocated All American Stock.

(a). If the Able Stock Closing Price is greater than $9.00 per share or less than $7.00 per share, then in such event the number of shares of All American Preferred Stock comprising the Allocated All American Stock shall be adjusted at Closing by proportionately increasing or decreasing such amount as the case may be.

(b). The Allocated All American Stock also will be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, reclassification, or any other change in the number of outstanding shares of All American Preferred Stock or Able Common Stock from the Effective Date of Agreement to the Closing Date.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01. Conditions of the Company. All American’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions by the Company, any of which may be waived by All American;

(i). The conditions of Section 7.01 shall have been met by the Company,

(ii). The Company, Able, or All American shall have obtained a loan from a third party in the amount of Three Million Dollars ($3,000,000) on or before the Closing Date,

(iii). All American shall be satisfied with the terms and conditions of all Settlement Agreements and the First Income and First Excelsior Agreements,

(iv). All outstanding Common Stock Equivalents of the Company, other than the Laurus Warrants and the conversion rights as provided in the First Income and Excelsior Agreements, as of the Closing Date have been converted to or exchanged for Company Common Stock,

(v). On the Closing Date, the Company must be current with all of its filings with the SEC under Section 15(d) of the Securities Exchange Act of 1934,

(vi). The representations and warranties of the Company set forth herein shall be true and correct in all material respects as of the Closing Date, with the exception of any changes permitted under the terms of this Agreement,

(vii). On the Closing Date; (i) Mark Casolo shall have resigned as an officer and director of the Company and the Company Subsidiaries, and (ii) Gregory Frost and Steve Chalk shall have been appointed to the Board of Directors of Company,

(viii). the Share Exchange shall have been approved by the Company’s Board of Directors and by a majority of its shareholders,

(ix). At Closing, the Company shall have simultaneously delivered to All American the Company Deliverables as set forth in Section 9.01.

Section 8.02. Conditions of All American. The Company’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions by All American, any of which may be waived in writing by the Company;

(i). On the Closing Date, Able must be current with all of its filings with the SEC under Section 12(b) or (g) of the Securities Exchange Act of 1934,

(ii). The representations and warranties of the All American set forth herein shall be true and correct in all material respects as of the Closing Date, with the exception of any changes permitted under the terms of this Agreement,

(iii). the Share Exchange shall have been approved by All American’s Board of Directors and, if required, by a majority of its shareholders,

(iv). at Closing, All American shall have simultaneously delivered to the Company the All American Deliverables as set forth in Section 9.02., and

(v). All American shall have amended its organizational documents in such form or forms acceptable to counsel to the Company so as to duly authorize and issue the All American Preferred Stock.

(vi). Except as provided in Section 11.01, the Converted Able Stock must be freely traded securities, not subject to any federal securities law restrictions regarding the issuance, distribution, and re-sale of such securities.

ARTICLE IX

CLOSING OF TRANSACTION

Section 9.01 Company’s Closing Deliveries.  At the Closing, the Company shall deliver to All American the following:

(a). one or more stock certificates of the Company issued in the name of All American representing the Exchanged Company Common Stock,

(b). the resignation of Mark C. Casolo as an officer and director of the Company and BPBL,

(c). duly executed Settlement Agreements, if any, and the First Income and First Excelsior Agreement, all to the satisfaction of All American,

(d). the closing certificate certified by the Company’s President that all of the representations and warranties of the Company contained herein are true and correct as of the Closing Date, and

(e). a certification from the Company’s Secretary that the Share Exchange has been approved by a majority of shareholders of the Company.

(f) a certificate from the Company’s Secretary that all of the Company’s Common Stock Equivalents have been converted to Company Common Stock.

Section 9.02. All American’s Closing Deliveries. At the Closing, All American shall deliver to the Company the following:

(a). the Distributable All American Stock or the underlying Converted Able Stock in name of each shareholder of the Company as instructed by the Company,

(b). the closing certificate certified by All American’s President that all of the representations and warranties of the Company contained herein are true and correct as of the Closing Date.

Section 9.03. Termination of Agreement. This Agreement may by notice be terminated;

(a) by either Company or All American  if a material breach of any representation, warranty or obligation contained in this Agreement has been committed by the other party and such breach has not been waived or, to the extent the breach is of the nature which can be cured, not cured within thirty (30) days of written notice of such breach by the other parties;

(b)   (i) by All American, if any of the conditions in Section 8.01 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Company to comply with its obligations under this Agreement) and All American has not waived such condition on or before the Closing Date; or (ii) by Company, if any of the conditions in Section 8.02 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of All American to comply with their obligations under this Agreement) and Company has not waived such condition on or before the Closing Date;

(c) by mutual consent of Company and All American; or by either Company or All American if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on the Closing Date or such  date as the parties may agree upon.

A party seeking to exercise the rights provided in Subsection 9.03(a) shall so notify the other party within fifteen (15) days after obtaining knowledge of the facts, events or circumstances giving rise to the right to terminate, but no later than the Closing Date.  In any other case provided for in this Section 9.03, termination may be effected by written notice to the other parties before or at Closing.

ARTICLE X

MANAGEMENT AGREEMENT AND PRE-CLOSING COVENATS

Section 10.01. Management Agreement. Concurrent with the execution hereof, the Company and All American Realty and Construction Corp. will have executed a management agreement which is attached hereto as Schedule 10.01 (“Management Agreement”). Between the date of this Agreement and the Closing Date, the business and affairs of the Company’s Barbuda resort will be conducted under the terms of the Management Agreement.

Section 10.02. Access to Information. The Company agrees that, prior to the Closing Date, All American shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the Company and to afford All American and its representatives reasonable access, after appropriate notice to the Company’s personnel, properties, contracts, books and records and other documents, data financial and operating information as All American may reasonably request.  Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Company shall cooperate fully therein.  No investigation by All American prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

Section 10.03. Notification. Between the date of this Agreement and the Closing Date, Company will promptly notify All American in writing if Company becomes aware of any fact or condition that causes or constitutes a breach of any of Company’s representations and warranties as of the date of this Agreement, or if Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

Section 10.04. No Solicitation of Other Proposals; Ordinary Course Operations. The Company hereby agrees that it will not directly or indirectly solicit, entertain or encourage inquiries or proposals, or enter into an agreement or negotiate with any other party, to sell, or enter into any merger on consolidation with respect to the Company, a substantial portion of the Company's assets or the Company’s outstanding stock as of the date of this Agreement and up and through the Closing Date.

Section 10.05 Best Efforts.  The Company shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

Section 10.06. Resignation of Mark Casolo. Concurrent with the execution of the Agreement, Mark Casolo shall deliver to All American his resignation as an officer and director of the Company, which resignation shall be held in escrow by All American and ineffective until the Closing Date.

ARTICLE XI

ADDITIONAL CONDITIONS

Section 11.01. Converted Able Common Stock.

(a) If All American does not meet the condition of Section 8.02(vi), it must cause Able, within thirty (30) days following the Closing, to prepare and file with the SEC a Registration Statement covering the Converted Able Common Stock for an offering to be made on a continuous basis pursuant to Rule 415 of the Act.  The Registration Statement shall be on Form S-3 (except if Able is not then eligible to register for resale the Converted Able Common Stock on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith).  All American shall cause the Registration Statement to become effective and remain effective as provided herein.  All American shall use its reasonable commercial efforts to cause the Registration Statement to be declared effective under the Act as promptly as possible after the filing thereof, but in any event no later than the Effectiveness Date. All American shall use its reasonable commercial efforts to cause  the Registration Statement to be continuously effective under the Act until the date which is the earlier date of when (i) all Converted Able Common Stock have been sold, or (ii) all Converted Able Common Stock may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k) (the  "Effectiveness Period").

(b) With respect to the Registration Statement, All American covenants and agrees that it will cause Able to:

(i) prepare and file with the SEC the Registration Statement with respect to such Converted Able Common Stock , respond as promptly as possible to any comments received from the SEC, and use its best efforts to cause the Registration Statement to become and remain effective for the Effectiveness Period with respect thereto, and promptly provide to the Company copies of all filings and SEC letters of comment relating thereto;

(ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Act with respect to the disposition of all Converted Able Common Stock  covered by the Registration Statement and to keep such Registration Statement effective until the expiration of the Effectiveness Period;

(iii) furnish to the Company shareholders such number of copies of the Registration Statement and the Prospectus included therein (including each preliminary Prospectus) as the Company reasonably may request to facilitate the public sale or disposition of the Converted Able Common Stock  covered by the Registration Statement;

(iv) use its commercially reasonable efforts to register or qualify the Converted Able Common Stock covered by the Registration Statement under the securities or "blue sky" laws of such jurisdictions within the United States as the Company may reasonably request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(v) list the Converted Able Common Stock covered by the Registration Statement with any securities exchange on which the Able Common Stock is then listed;

(vi) immediately notify the Company at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

(vii) make available for inspection by the Company and any attorney, accountant or other agent retained by the Company, all publicly available, non-confidential financial and other records, pertinent corporate documents and properties of Able, and cause Able’s officers, directors and employees to supply all publicly available, non-confidential information reasonably requested by the attorney, accountant or agent of the Company.

(b). All expenses relating to the Able or All American's compliance with this Section, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for Able or All American, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the NASD, transfer taxes, fees of transfer agents and registrars, fees of, and disbursements incurred by, counsel for the Company (to the extent such counsel is required due to All American’s failure to meet any of its obligations hereunder), are called "Registration Expenses". All selling commissions applicable to the sale of Converted Able Common Stock, including any fees and disbursements of any special counsel to the Company shareholders beyond those included in Registration Expenses shall not be the responsibility of All American.

(c)(i)  In the event of a registration of any Converted Able Common Stock under the Act pursuant to this Agreement, All American will indemnify and hold harmless the Company and the Company shareholders, and its officers, directors and each other person, if any, who controls such parties within the meaning of the Act, against any losses, claims, damages or liabilities, joint or several, to which such parties may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Converted Able Common Stock were registered under the Act pursuant to this Agreement, any preliminary Prospectus or final Prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, and each such person for any reasonable legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that All American will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of the Company, a Company shareholder or any such person in writing specifically for use in any such document.

(ii) In the event of a registration of the Converted Able Common Stock under the Act pursuant to this Agreement, the Company will indemnify and hold harmless All American, and its officers, directors and each other person, if any, who controls All American within the meaning of the Act, against all losses, claims, damages or liabilities, joint or several, to which All American or such persons may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact which was furnished in writing by the Company or the Company shareholders to All American expressly for use in (and such information is contained in) the Registration Statement under which such Converted Able Common Stock  were registered under the Securities Act pursuant to this Agreement, any preliminary Prospectus or final Prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse All American and each such person for any reasonable legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Company will be liable in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing to All American by or on behalf of the Company or Company shareholder specifically for use in any such document.

(d) If the Registration Statement is not filed within the above thirty (30) day period, or declared effective within one hundred and twenty (120) days of the Closing Date (“Effectiveness Date”), All American shall pay the Company a penalty equal to 1% of the Allocated All American Stock per month (pro-rated daily for any partial month) until such default is cured,  provided however, that, as long as Able responds to any questions or comments from the SEC within at least ten (10) business days from receipt of such comments and the registration statement is not declared effective by one hundred and twenty (120) days from the Closing Date, All American will not incur the above penalties for not being effective by the one hundred and twentieth (120th) day from the Closing Date. If Able fails to respond to any questions or comments from the SEC within the stated ten (10) business day period, the penalty period shall commence on the business day next following the tenth (10th) business day and shall continue until the Registration Statement is declared effective by the SEC (calculated as stated above).

Section 11.02. Indemnification of Management Agreement Losses.

(a). The Company hereby agrees to re-imburse All American for any “Operating Losses” (as defined herein) incurred by its affiliate, All American Realty and Construction Corp. (as the Manager), under the Management Agreement during the Term as defined therein.  Operating Losses shall mean the total revenues received or accrued from Business (as defined in the Management Agreement) minus total operating expenses actually incurred to manage the Business as set forth in Section 5 of the Management Agreement, specifically excluding any fees to the Manager (as defined therein) or its assigns, during the Term (as defined in the Management Agreement). At Closing, the total revenues and total expenses shall be calculated in accordance with US GAAP and All American will provide the Company with an income statement prepared in accordance with US GAAP identifying the profits and losses of the Business during the Term. The re-imbursement provisions set forth in this Section 11.02 herein shall be the exclusive remedy for All American to recover any operating losses incurred by it or its affiliate in respect of the Business during the Term, other than as stated in the Management Agreement. The Manager shall execute a release in favor of the Company upon the Company’s payment of the stated Company Common Stock. All amounts as stated herein shall be in US Dollars.

(b). If the parties hereto are able to effect a Closing, then in such event, the number of shares of Allocated All American Stock will be reduced by an amount (of shares) equal to the product of: the total dollar amount of Operating Losses divided by the Able Stock Closing Price on the Closing Date.

(c). If the parties hereto are unable to effect a Closing, then in such event, the re-imbursement of the Operating Losses shall be paid to All American in the form of Company Common Stock. The amount of Company Common Stock to be received shall be equal to the total amount of such -Operating Losses for the Term divided by twenty five cents ($0.25). Within ten (10) days from the receipt of such statement, the Company shall issue the Company common stock to All American or its designee. The Company common stock issuable to All American shall be restricted securities as defined under the Act. All American hereby represents that it will acquire such Company common stock for investment pursues and not with a view towards distribution.

(d). It is understood and agreed that following the execution of the Agreement, All American may be interested in selling under a fractional interest, timeshare program, or condominium plan, the existing rooms at the Company’s Barbuda resort. In this regard, if the parties are unable to effect a Closing and prior to the termination of this Agreement by either party, All American has effected the sale of any existing room at the Barbuda resort under a fractional interest, time share program, or condominium plan, the Company hereby agrees to re-imburse All American for any “Marketing Expenses” (as defined herein) as provided herein, provided that, such sale is made under the following terms; (i) each unit is sold for not less than $295,000, (ii) the sale entitles the purchaser to unrestricted use for a maximum of 30 days per year for a period of twenty (20) years, and (iii) all rental net income for the room is split equally between the owner and the Company. “Marketing Expenses” shall mean all out of pocket expenses paid by All American to third parties in connection with the marketing and sale of  the existing rooms at the Company’s Barbuda resort, under the conditions stated in the preceding sentence, provided that, the amount of Marketing Expenses re-imbursed hereunder shall not exceed six percent (6%) of the sale price for any room sold by All American (which percentage excludes any sales commission). The re-imbursement of the Marketing Expenses shall be paid to All American in the form of Company Common Stock. The amount of Company Common Stock to be received shall be equal to the total amount of such Marketing Expenses for the Term divided by twelve and one half cents ($0.125). Within ten (10) days from the receipt of a statement from All American itemizing such expenses provided that a closing of such unit or units has occurred, the Company shall issue the Company common stock to All American or its designee. The Company common stock issuable to All American shall be restricted securities as defined under the Act. All American hereby represents that it will acquire such Company common stock for investment pursues and not with a view towards distribution. The re-imbursement of its Marketing Expenses shall be the sole form of compensation, payment and remuneration of any kind due All American upon the sale of any room. All American shall execute a release in favor of the Company upon the Company’s payment of the stated Company Common Stock.

Section 11.03. Indemnification of Acts of Manager. In connection with the Management Agreement, All American hereby agrees to indemnify, and hold harmless the Company from any and all losses, liabilities, obligations, damages, costs and expenses, including any attorney or professional fees and expenses,  based upon, attributable to or resulting from, any acts of gross negligence, willful misconduct, or malfeasance, or any intentional tortuous acts of the Manager or All American, or their employees, directors, consultants, contractors, subcontractors, or agents in connection with the management of the Business during the Term. To the extent that the provisions of Section 13.03 of this Agreement are applicable, such provisions shall govern.

ARTICLE XII

ACKNOWLEDGMENTS BY THE PARTIES

Section 12.01. Company Acknowledgements. The Company hereby affirms and acknowledges that as of this date and as of the Closing Date, it has read, reviewed and understands, including the applicable financial statements contained therein, the All American Exchange Act Reports.

Section 12.02. All American Acknowledgements. All American hereby affirms and acknowledges that as of this date and as of the Closing Date, it has read, reviewed and understands, including the applicable financial statements contained therein, the Company Exchange Act Reports.

ARTICLE XIII

INDEMNIFICATION

Section 13.01. Indemnification by Company.

(a) The Company hereby agrees to indemnify and hold All American and its directors, officers, employees, affiliates, agents, successors and assigns (collectively, “All American’s Indemnified Parties”) harmless from and against:

(i) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Company set forth in Article V hereof, or any representation or warranty contained in any certificate or schedule delivered by or on behalf of the Company pursuant to this Agreement, to be true and correct in all respects as of the date made;

(ii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Company under this Agreement;

(iii) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses");

(iv)  the provisions of this Article shall not apply to any debts or liabilities of Company which are expressly assumed by  All American, and

(v) any other material liability not fully divulged by Company to All American on or before Closing (it being understood that any matter or material contained in the Company’s Exchange Act Reports shall be deemed divulged to All American).

(b). Any claim for indemnification must be made within one year of from the Closing Date.

Section 13.02. Indemnification by All American.  All American hereby agrees to indemnify and hold the Company and its affiliates, agents, successors and assigns (collectively, the “Company’s Indemnified Parties”) harmless from and against:

(i) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the All American set forth in Article VI hereof, or any representation or warranty contained in any certificate or schedule delivered by or on behalf of the Company pursuant to this Agreement, to be true and correct in all respects as of the date made;

(ii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of All American under this Agreement;

(iii) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses");

(iv) any other material liability not fully divulged by All American to the Company on or before closing.

(b). Any claim for indemnification must be made within one year of from the Closing Date.

Section 13.03. Indemnification Procedures.

(a). In the event that any legal proceedings shall be instituted against an indemnified party or that any claim or demand ("Claim") shall be asserted by third party against an indemnified party in respect of which payment may be sought under Sections 13.01 or 13.02 hereof, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim.  If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b). After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10)  business days after the date of such notice.

(c). The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(d). The provisions herein shall not be the exclusive mechanism for one party seeking to enforce the indemnification provisions herein against the other party.

XIV

NOTICES

Except as otherwise expressly provided in elsewhere in this Agreement, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be sent by one of the following means to the addressee at the address set forth below (or at such other address as shall be designated hereunder by notice to the other addressees and persons receiving copies, effective upon actual receipt) and shall be deemed conclusively to be given: (i) on the first Business Day following the day timely deposited with Federal Express (or other equivalent international overnight courier); or (ii) upon receipt or refusal to receive if sent by certified or registered United States mail, postage prepaid, and return receipt requested.  The addresses of the addressees are as follows:

To the Company at:

8 Sayers Path

Wainscott, New York 11975

With a copy to (which copy shall not

Daniel H. Luciano, Esq.

constitute notice herein) :

242A West Valley Brook Road

Califon, New Jersey 07830

To the All American at:

22310 Camp Swatara Road

Myerstown, Pennsylvania 17067

With a copy to:

Kenneth N. Miller, Esq.

1140 Avenue of the Americas

Suite 1800

New York, New York 10036

ARTICLE XV

ENTIRE AGREEMENT, MODIFICATION, WAIVER AND HEADINGS

Section 15.01. Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter herein and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions among the parties, written or otherwise. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 15.02. Headings. Section captions or headings are included herein for convenience purposes only and are not to be construed as an accurate description of the contents therein.

Section 15.03. Incorporation by Reference. All exhibits, schedules and documents referred to in this Agreement and recitals stated herein are incorporated in this Agreement for all purposes.

Section 15.04. Multiple Counterpart Execution; Governing Law. This Agreement may be executed in multiple counterparts, which each counterpart constituting a binding agreement between the signatory parties, and with all such counterparts constituting an integrated document. This Agreement shall be construed and governed by the laws of the State of New York.

Section 15.05. Binding Effect and Assignment. The terms and provisions herein shall be binding on and inure to the benefit or the parties hereto, and their respective transferees, successors and assigns. Prior to Closing, All American may transfer and assign to Able its rights and privileges under this Agreement, provided that, Able expressly assumes in writing all obligations and performance requirements of All American under the Agreement, and provides the Company with written representations and warranties customary in a transaction of this nature.

Section 15.06. Survival of Representations and Warranties. All representations, warranties, and covenants made by the parties herein shall survive the execution of this Agreement and shall be forever enforceable for a period of one (1) year from the Closing Date.

Section 15.07. Confidentiality The parties hereby agree to keep the terms and conditions of this Agreement confidential, and will not disclose its terms or conditions to anyone other than their respective professional business, accounting, and legal advisors (who will similarly keep the terms and conditions of this Agreement confidential), except as required by law, including federal securities laws.

Section 15.08. Severability. If any provision of this Agreement is invalid, illegal or enforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Section 15.09. Expenses Of Transaction. Each party hereby acknowledges and agrees that such party shall bear and be responsible for their respective professional fees (including attorney fees) and other costs incurred in connection with the preparation, execution and delivery of the Agreement and the consummation of the transaction contemplated herein.

Section 15.10. No Finders or Brokers Fee. Each party hereby represents and warrants to the other party that there are no finders or brokers involved in respect of this Agreement nor are there any finder's fees payable now or in the future as a result of this Agreement.

Exhibit 10.28

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective all as of the date set forth above.

COMPANY

CCI Group, Inc.

/s/ Mark C. Casolo

Mark C. Casolo

Chairman

ALL AMERICAN

All American Plazas, Inc.

/s/Frank Nocito

Frank Nocito

Senior Vice President